EXHIBIT 15.01

To the Board of Directors
GL Energy and Exploration, Inc .
Toronto, Ontario, CANADA

Consent of Independent Public Accountants

As independent public accountants, we hereby consent to the use of our name regarding our review of the balance sheet of GL Energy and Exploration, Inc. (a development stage company) as of March 31, 2002 and the related statements of operations and cash flows for the three months ended March 31, 2002 and the cumulative amounts from October 7, 1998 (inception) to March 31, 2002 in this Form 10-QSB of GL Energy and Exploration, Inc.

Sincerely,

/s/ Malone & Bailey, PLLC
Malone & Bailey, PLLC
Houston, Texas
www.malone-bailey.com

May 13, 2002